Exhibit 10.1.5
Assignment of Software License Agreement
     This Assignment of Software License Agreement (“Agreement”), dated as of April 17, 2009, by and among Hanover Capital Mortgage Holdings, Inc. (“Hanover”), JWH Holding Company, LLC (“JWH”) and Walter Investment Management LLC (“Spinco”, and together with Hanover and JWH, the “Parties” and each a “Party”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Second Amended and Restated Agreement and Plan of Merger dated as of February 6, 2009, by and among Hanover, JWH, Spinco and Walter Industries, Inc., to which Hanover and Spinco are both parties (as may be further amended, supplemented, restated, or otherwise modified, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed therein), Spinco will merge into Hanover, replacing JWH as the merger counterparty; and
     WHEREAS, in connection with the consummation of the Asset Transfer (the date of such consummation, the “Effective Date”), Hanover and JWH wish for Spinco to assume and continue performance under the Software License Agreement, dated September 29, 2008, by and between Hanover and JWH (the “Software License”), and Spinco agrees to assume and continue such performance;
     NOW, THEREFORE, in consideration of the covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:
     1. JWH hereby assigns to Spinco, and Spinco assumes, JWH’s entire right, title and interest in, and status as a party under, the Software License, effective as of the Effective Date. Each of Hanover, JWH and Spinco hereby acknowledges and agrees that this assignment is permitted to be made without Hanover’s consent pursuant to Section 7.4 of the Software License, because it is made (i) to an affiliate of JWH and (ii) in connection with the sale of all or substantially all of the assets or business to which the Software License relates. Notwithstanding the foregoing, and without prejudicing Spinco’s right to further assign the Software License without Hanover’s consent pursuant to the limited exceptions set forth in Section 7.4 of the Software License, in the event the above assignment is deemed to have required Hanover’s consent under Section 7.4 of the Software License, Hanover hereby consents thereto.
     2. Effective as of the Effective Date, Hanover and JWH each release each other from any past, pending or future obligations, liabilities or claims arising under the Software License, except that JWH and Hanover shall continue to be bound by the obligations set forth in Section 5.1 thereof (Confidentiality Obligations).

     3. Hanover acknowledges receipt of payment by JWH of $1 million on January 9, 2009, and therefore agrees, pursuant to Section 1.2 of the Software License, that the license in Section 1.1 of the Software License was deemed fully paid-up as of December 31, 2008.
     4. Each Party agrees to take such further actions and to execute and deliver such further agreements or other instruments reasonably requested by any other Party to further the intent and purposes of this Agreement.
     5. If and to the extent the Three-Party Escrow Service Agreement (“Escrow Agreement”) dated as of December 8, 2008, is deemed not to have terminated prior to the Effective Date, Hanover and JWH agree to use their reasonable best efforts (including obtaining any required consents) to assign to Spinco on or as promptly as reasonably practicable following the Effective Date the status of JWH as “Beneficiary” thereunder. JWH agrees to deliver to Spinco at the Effective Date all originals and copies of the “Deposit Material” (as defined in the Escrow Agreement) in its possession or control.
     6. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein. Each Party irrevocably submits to the jurisdiction of the state or federal courts in New York, New York for the purposes of any claim, action, suit or proceeding arising out of this Agreement. Each Party unconditionally waives any right to a trial by jury with respect thereto.
     7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

Hanover Capital Mortgage Holdings, Inc.

By:	/s/ John A. Burchett
Name: John A. Burchett
Title: CEO and President

JWH Holding Company, LLC

By:	/s/ Mark J. O’Brien
Name: Mark J. O’Brien
Title: President and CEO

Walter Investment Management LLC

By:	/s/ Mark J. O’Brien
Name: Mark J. O’Brien
Title: Manager